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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a 12

TRUE RELIGION APPAREL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

April 22, 2013

Dear Stockholder:

        Our Annual Meeting of stockholders will be held at our corporate headquarters located at 2263 E. Vernon Avenue, Vernon, California 90058, at 10:00 a.m., local time, on May 22, 2013. The formal notice for our Annual Meeting and our Proxy Statement are attached.

        Each of the proposals to be presented at our Annual Meeting is described in the attached notice of our Annual Meeting and Proxy Statement. We encourage you to carefully review our Proxy Statement, which discusses each of the proposals in more detail.

        Your vote is important. Whether or not you plan to attend the meeting, it is important that your shares of common stock be represented and voted at our Annual Meeting. Instructions on the enclosed proxy card will tell you how to cast your vote. The accompanying Proxy Statement explains more about proxy voting. Please read it carefully.

        We look forward to seeing you on May 22, 2013.

                      Sincerely,

                      Lynne Koplin
                      President and Interim Chief Executive Officer

TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on May 22, 2013
PLACE	2263 E. Vernon Avenue Vernon, California 90058
ITEMS OF BUSINESS	(1) To elect six members of the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.
(3) To hold an advisory vote approving the compensation of our named executive officers.
(4) To approve an amendment of the 2009 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder.
(5) To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
RECORD DATE	You can vote if, at the close of business on April 5, 2013, you were a holder of record of our common stock.
PROXY VOTING
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed proxy card or, if you hold your shares in street name, by accessing the World Wide Web site indicated on the voting instructions accompanying your proxy card to vote via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2013

The Notice of Meeting, proxy statement and proxy card are available at http://www.truereligionbrandjeans.com/proxy.

April 22, 2013
Peter F. Collins Chief Financial Officer and Assistant Secretary

i

ii

TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2013

        These proxy materials are delivered in connection with the solicitation by the Board of Directors (referred to as the "Board") of True Religion Apparel, Inc., a Delaware corporation (referred to as the "Company," "we" or "us"), of proxies to be voted at our 2013 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournments or postponements thereof.

        You are invited to attend the Annual Meeting on May 22, 2013 at our corporate headquarters located at 2263 E. Vernon Avenue, Vernon, California 90058, beginning at 10:00 a.m. local time.

        This Proxy Statement and form of proxy are being mailed to stockholders commencing on or about April 22, 2013. Our 2012 Annual Report, which is not part of the proxy solicitation materials, is also enclosed.

Q.  Who is entitled to vote at the Annual Meeting?

A.
Holders of record of our common stock at the close of business on April 5, 2013, which we refer to as the "Record Date," are entitled to vote at the Annual Meeting. As of the Record Date, there were 25,762,362 shares of our common stock outstanding and approximately 65 holders of record. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

Q.    What is the purpose of the Annual Meeting?

A.
At the Annual Meeting, stockholders will consider and vote upon the following matters:

•
Election of six directors to our Board of Directors;

•
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•
An advisory vote approving the compensation of our named executive officers;

•
An amendment to our 2009 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder; and

•
Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Q.    How does the Board of Directors recommend that I vote?

A.
Our Board of Directors recommends that you vote:

•
"FOR" the election of the Company's nominees to the Board of Directors.

•
"FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

•
"FOR" the compensation of our named executive officers as disclosed in this Proxy Statement (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).

•
"FOR" the amendment to the 2009 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder.

Q.    How can I vote my shares in person at the Annual Meeting?

A.
If your shares are registered directly in your name with the American Stock Transfer and Trust Company, our "Transfer Agent," you are considered the stockholder of record with respect to those shares and the proxy materials, including the proxy card, are being sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting.

  Most of our stockholders hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, bank or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

Q.    How can I vote my shares without attending the Annual Meeting?

A.
Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that properly come before the Annual Meeting.

  A number of brokerage firms and banks offer Internet voting options. Specific instructions to be followed by owners of shares of common stock held in street name are set forth on the voting instruction card accompanying your proxy card. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

Q.    What happens if additional matters are presented at the Annual Meeting?

A.
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies, Lynne Koplin and Peter F. Collins, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q.    What happens if I do not give specific voting instructions?

A.
If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement, and, with respect to any other matters that properly come before the Annual Meeting, as the proxy holders may determine in their discretion.

  If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine.

  Specifically, your broker may not vote on the election of directors, the approval of the advisory vote on the compensation of the Company's named executive officers, and the approval of an amendment to the 2009 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder if you do not furnish instructions for those items. Your broker may vote in its discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.

  You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered broker non-votes. If you are the beneficial owner of shares held in the name of a broker, bank or other nominee and do not provide that broker, bank or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q.    What is the quorum requirement for the Annual Meeting?

A.
A majority of the Company's outstanding shares as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:

•
are present and vote at the Annual Meeting; or

•
properly submit a proxy card or vote over the Internet.

  Broker non-votes are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

Q.    How can I change my vote after I return my proxy card?

A.
If you are a stockholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•
First, you may send a written notice to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058, stating that you would like to revoke your proxy.

•
Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

•
Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

  If your shares are held in street name and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.

Q.    What is the voting requirement to approve each of the items?

A.	Item 1—Election of directors	The persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected.
	Item 2—Ratification of appointment of independent registered public accounting firm	To be approved by the stockholders, this item must receive the "FOR" vote of a majority of the shares present in person or represented by proxy and entitled to vote on this item at the Annual Meeting.
	Item 3—Advisory vote approving the compensation of our Named Executive Officers	To be approved by the stockholders, this item must receive the "FOR" vote of a majority of the shares present in person or represented by proxy and entitled to vote on this item at the Annual Meeting.
	Item 4—Approval of an amendment to the 2009 Equity Incentive Plan to increase the shares of common stock authorized for issuance	To be approved by the stockholders, this item must receive the "FOR" vote of a majority of the shares present in person or represented by proxy and entitled to vote on this item at the Annual Meeting.

  An "ABSTAIN" vote with respect to Item 1 will have no effect on the outcome of the vote on such item.

  An "ABSTAIN" vote with respect to Item 2, Item 3, or Item 4 will have the same effect as an "AGAINST" vote.

  Broker non-votes have no effect with respect to Item 1, Item 3, and Item 4. A broker may vote in its discretion on Item 2 if a stockholder does not furnish instructions.

Q.    Where can I find the voting results of the Annual Meeting?

A.
We intend to announce preliminary voting results at the annual meeting and publish preliminary results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Q.    How can I obtain a separate set of proxy materials?

A.
To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one common stock account, we are delivering only one set of the 2012 Annual Report and the Proxy Statement to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at: True Religion Apparel, Inc., 2263 E. Vernon Avenue, Vernon, California 90058, (323) 266-3072, Attn: Chief Financial Officer.

Q.    Who pays for the cost of this proxy solicitation?

A.
We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Q.    Can I access the Notice of Annual Meeting, Proxy Statement and 2012 Annual Report on the internet?

A.
The Notice of Annual Meeting, Proxy Statement and 2012 Annual Report are available on our website at http://www.truereligionbrandjeans.com/proxy.

Q.    Is there a list of stockholders entitled to vote at the Annual Meeting?

A.
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our principal executive offices between the hours of 9:00 a.m. and 5:00 p.m. for any purpose relevant to the Annual Meeting. To arrange to view this list during the times specified above, please contact the Assistant Secretary of the Company.

Q.    What is the deadline to propose actions for consideration at next year's annual meeting?

A.
Stockholders who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2014 annual meeting of stockholders must submit their proposals so that they are received at our principal executive offices no later than the close of business December 23, 2013, or, in the event the Company's 2014 annual meeting is advanced or delayed more than 30 days from the date of the 2013 annual meeting, within a reasonable time before the Company begins to print and mail the proxy materials for the 2014 annual meeting. As the SEC rules make clear, simply submitting a proposal does not guarantee that it will be included in the Company's proxy materials.

  In addition, stockholders who wish to introduce a proposal from the floor of the 2014 annual meeting of stockholders (outside the processes of Rule 14a-8), must submit that proposal in writing to the Company's Assistant Secretary at our principal executive offices no earlier than January 22, 2014 and no later than February 21, 2014, or, in the event the Company's 2014 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the 2013 annual meeting, not earlier than the 120th day before the 2014 annual meeting and not later than the later of (i) the 90th day before the 2014 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

  To be in proper form, a stockholder's notice must include the information required by our bylaws with respect to each proposal submitted. The Company may refuse to consider any proposal that is not timely or otherwise does not meet the requirements of our bylaws or the SEC's rules with respect to the submission of proposals.

  You can find a copy of our bylaws in the Investor Relations section of the Company's website (www.truereligionbrandjeans.com) by clicking on Corporate Governance and then Governance Documents or you may obtain a copy by submitting a request to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058.

Q.    How do I nominate a candidate for election as a director?

A.
Stockholders who wish to nominate a candidate for election as a director at our 2014 annual meeting must submit their nomination in writing to the Company's Assistant Secretary at our principal executive offices no earlier than January 22, 2014, and no later than February 21, 2014, or, in the event the Company's 2014 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the 2013 annual meeting, not earlier than the 120th day before the 2014 annual meeting and not later than the later of (i) the 90th day before the 2014 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

  To be in proper form, a stockholder's notice must include the information required by our bylaws with respect to the nomination and all other information regarding the proposed nominee and the nominating stockholder required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Company may refuse to consider any nomination that is not timely or otherwise does not meet the requirements of our bylaws or the SEC's rules with respect to the submission of director nominations. A written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder nomination.

Q.    How can I communicate with the Board of Directors?

A.
Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058. Each communication must contain a clear notation indicating that it is a "Stockholder—Board Communication" or "Stockholder—Director Communication," and each communication must identify the author as a stockholder. The office of the Assistant Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The office of the Assistant Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

ITEM 1:    ELECTION OF DIRECTORS

        Our Board consists of six members, each of whom is independent within the director independence standards of the NASDAQ Global Market, or NASDAQ. On the recommendation of our Nominating and Governance Committee, we are proposing to re-elect all of the existing Board members. Consequently, at the Annual Meeting, a total of six directors will be elected to hold office until the 2014 annual meeting of stockholders or until their successors have been elected and qualified.

Vote Required

        The six director nominees receiving the most votes at the Annual Meeting will be elected. The Board recommends that you vote "FOR" the election of each of the nominees listed below.

        Unless otherwise instructed, the proxyholders will vote the proxies received by them for the six nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the proxies will be voted for such nominee. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director.

        The Board proposes the election of the following nominees as directors:

Mr. Marcello Bottoli Mr. G. Louis Graziadio, III Mr. Seth R. Johnson	Mr. Joseph Coulombe Mr. Robert L. Harris, II Mr. Mark S. Maron

        If elected, the foregoing six nominees are expected to serve until the 2014 annual meeting of stockholders and thereafter until their successors are duly elected and qualified. The six nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

        The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

 DIRECTORS AND EXECUTIVE OFFICERS

        The following tables set forth certain information with respect to our directors and officers. The following persons serve as our directors:

Directors	Age	Present Position
Marcello Bottoli	51	Director
Joseph Coulombe	82	Director
G. Louis Graziadio, III	63	Director
Robert L. Harris, II	54	Director
Seth R. Johnson	59	Director
Mark S. Maron	57	Director

        The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Lynne Koplin	56	President and Interim Chief Executive Officer
Peter F. Collins	48	Chief Financial Officer and Assistant Secretary
Kelly Gvildys	50	Senior Vice President, Operations
David Chiovetti	41	Senior Vice President, North American Direct to Consumer Sales

        Our executive officers are appointed by and serve at the discretion of the Board. There are no family relationships between any director and any executive officer.

        Lynne Koplin has served as the President of our company since August 2011. In March 2013, our former Chief Executive Officer, Jeffrey Lubell, stepped down and Ms. Koplin was appointed Interim Chief Executive Officer. From January 2010 to August 2011, Ms. Koplin served as Chief Operating Officer of our company. Prior to joining our company, and since July 2005, Ms. Koplin served as President of the women's division of Tommy Bahama, Inc., a maker of luxury lifestyle clothing and accessories. Prior to Tommy Bahama, from April 1999 to June 2005, Ms. Koplin served as President and Chief Executive Officer of Apparel Ventures, Inc., a manufacturer and marketer of branded women's swimwear. Ms. Koplin's additional experience includes executive-level roles at Authentic Fitness, a division of Warnaco, and Cole of California.

        Peter F. Collins became the Chief Financial Officer of our company in March 2007. Mr. Collins served as divisional vice president, corporate controller and principal accounting officer for Nordstrom, Inc., a retailer of luxury apparel, shoes, cosmetics, and accessories, from 2004 to March 2007. From 2002 to 2004, Mr. Collins served in various financial roles with Albertson's, Inc., a supermarket chain, most recently as group vice president and controller. Prior to that, from 1998 until 2002, Mr. Collins was a partner with Arthur Andersen, serving clients in the healthcare, retail, distribution and manufacturing industries.

        Kelly Gvildys became the Senior Vice President, Operations of our company in March 2008. Ms. Gvildys served as the vice president of production for Lucky Brand, a specialty retailer of apparel, footwear, and accessories, and the Group Vice President of Manufacturing for Liz Claiborne's West Coast Brands, a designer and marketer of apparel, accessories, and fragrance products, from September 2003 to January 2008.

        David Chiovetti became Senior Vice President, North American Direct to Consumer Sales of our company in February 2011. Mr. Chiovetti served as vice president of stores for Guess and Guess by Marciano, a designer, marketer, distributor, and licensor of apparel and accessories, from 2007 to 2011. From 2004 to 2007, Mr. Chiovetti served as director of stores for Guess and Guess by Marciano.

        Marcello Bottoli has been a Director since March 2009. Mr. Bottoli is an operating partner of Advent International, a global private equity firm, since January 2011. Recently, he served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished, modern jewelry, from August 2011 until March 2012. Prior to that, Mr. Bottoli served as Chief Executive Officer of Samsonite Corporation, a luggage manufacturer and distributor, from 2004 to 2009. Between 2001 and 2003, Mr. Bottoli served as Chairman and Chief Executive Officer at Louis Vuitton Malletier S.A., a manufacturer and retailer of luxury handbags and accessories. Prior to Louis Vuitton, Mr. Bottoli was Executive Vice President of Reckitt Benckiser PLC and Benckiser GMBH between 1991 and 2001. Mr. Bottoli currently serves on the board of directors of International Flavors & Fragrances, Inc. (NYSE:IFF), a global creator of flavors and fragrances, as Deputy Chairman of Pandora A/S, and as a partner at Virima Consulting & Investments LLP. Mr. Bottoli's international management experience in the field of consumer products generally, and premium brands in particular, as both an executive and director, brings an additional perspective to the Board related to international business and the global consumer market.

        Joseph Coulombe has been a Director since May 2005. Mr. Coulombe has been engaged in independent management consulting since April 1995. Previously, he was employed in an executive capacity by several retailing and grocery businesses, and as an independent business consultant. From February 1995 to April 1995, Mr. Coulombe served as President and Chief Executive Officer of Sport Chalet, Inc., a sporting goods retailer. From February 1994 to January 1995, Mr. Coulombe served as Chief Executive Officer of Provigo Corp., a wholesale and retail grocer. Mr. Coulombe is the founder of Trader Joe's, a specialty food grocery chain, and served as its Chief Executive Officer from 1957 to 1989. Mr. Coulombe also served as a member of the Board of Directors of Cost Plus, Inc., a retailer of home furnishings and décor from 1995 to 2012. With more than 50 years of business experience, both building his own enterprise and advising others as a consultant, Mr. Coulombe is a skilled business leader with particular expertise and insights on delivering merchandise to consumers. As a result of his substantial executive experience and service as a director for public companies Mr. Coulombe brings the financial expertise necessary to lead the Board's Audit Committee.

        G. Louis Graziadio, III has been a Director since May 2005. Mr. Graziadio is President and Chief Executive Officer of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a closely-held California company involved in a wide range of investments and business ventures. He is also Chairman of the Board and Chief Executive Officer of Boss Holdings, Inc., a distributor of work and hunting gloves, rainwear, rain boots, industrial apparel, pet products, specialty merchandise, and wireless accessories for electronic and mobile devises. Mr. Graziadio is also currently a director of Acacia Research Corporation, the holding company of Acacia Technologies, which develops and licenses intellectual property to the electronics and media industries. Mr. Graziadio served as a director of Rosetta Resources, Inc., an onshore energy exploration and production company until May 2008. Mr. Graziadio, and companies with which he is affiliated, are significant stockholders in numerous private and public companies. Since 1978, Mr. Graziadio has been active in restructurings of both private and public companies as well as corporate spin-offs and IPOs. Mr. Graziadio's experience in the consumer apparel industry, as an executive and as an investor, and his years of experience as director of various companies enables him to offer advice and guidance to the Company's management and makes him a valuable part of the Board.

        Robert L. Harris, II has been a Director since May 2005. Mr. Harris has served as President of Acacia Research Corporation since July 2000 and as a director since April 2000. Acacia Research Corporation is the holding company of Acacia Technologies, which develops and licenses intellectual property to the electronics and media industries. Mr. Harris was previously the President and Director of Entertainment Properties Trust from 1997 to July 2000, a specialty real estate investment trust. Mr. Harris brings to the Board his knowledge and experience in intellectual property matters, as well as significant capabilities in operational, financial and strategic planning matters.

        Seth R. Johnson was appointed to the Board in March 2010 and was appointed as our Lead Director in July 2011. Mr. Johnson has served as a director of Tilly's, Inc., a specialty retailer of apparel, footwear, and accessories, since April 2011. From 2007 to 2009 Mr. Johnson was an instructor in business strategy at Chapman University's Argyros School of Business and Economics. Mr. Johnson served as a director of DEI Holdings, Inc., a designer and marketer of consumer branded vehicle security and convenience systems, from 2007 to 2009. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, a specialty retailer of casual apparel, accessories, and footwear. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch, a specialty retailer of casual sportswear apparel, personal care products, and accessories, and was its Chief Financial Officer from 1992 to 1998. During this period, Mr. Johnson led Abercrombie & Fitch's initial public offering and participated in business growth from sales of $85 million to over $2 billion. With over 30 years of retail experience, including significant executive experience, Mr. Johnson is well positioned to provide operational, financial and strategic planning insights with respect to the growth of the Company's business and brand.

        Mark S. Maron has been a Director since May 2005. Mr. Maron is a private investor. From September 2005 to December 2008, Mr. Maron was a founding principal with Birchmont Capital Advisors, LLC, a real estate private equity firm. Mr. Maron served as a Managing Director of investment banking in the Los Angeles office of Lehman Brothers, Inc., a global financial services company, from 2000 to 2005. Previously, Mr. Maron was with Credit Suisse First Boston Corporation, a stockbroker and investment bank, from 1983 to 2000 where he was responsible for managing the firm's western region investment banking effort and coverage of its financial institution clients in the western United States. Mr. Maron's long-standing investment banking experience makes him a valuable part of the Board in a volatile economic environment.

FURTHER INFORMATION CONCERNING THE BOARD

Director Independence

        The Board has determined that each of Marcello Bottoli, Joseph Coulombe, G. Louis Graziadio, III, Robert L. Harris, II, Seth R. Johnson, and Mark S. Maron has no material relationship with us and is an "independent director" within the director independence standards of NASDAQ.

Board Committees

        Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Other committees may be established by the Board from time to time. Following is a description of each of the committees and their composition.

        Audit Committee.    Our Audit Committee consists of four directors: Messrs. Coulombe (Chairman), Graziadio, Harris and Johnson. Our Board has determined that Mr. Coulombe qualifies as an "audit committee financial expert" as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and that all members of the Audit Committee are "independent" under NASDAQ independence standards, meet the criteria for independence as set forth in the Exchange Act, have not participated in the preparation of our financial statements at any time during the past three years, and are able to read and understand fundamental financial statements. During 2012, the Audit Committee held eight meetings.

        Our Audit Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Audit Committee to:

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  engage and replace the independent registered public accounting firm as appropriate;

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  evaluate the performance of, independence of and pre-approve all services provided by the independent registered public accounting firm;

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  discuss with management and the Company's independent registered public accounting firm the quality of our accounting principles and financial reporting;

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  oversee our internal controls; and

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  provide a whistleblower hotline for stakeholders to alert the board of directors to material internal control matters.

        Compensation Committee.    Our Compensation Committee consists of three members: Messrs. Maron (Chairman), Graziadio and Harris. The Board has determined that all of the Compensation Committee members qualify as "independent" under NASDAQ independence standards, are "non-employee directors" under Exchange Act Rule 16b-3, and are "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee met eleven times during 2012.

        Our Compensation Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Compensation Committee to assist the Board of Directors in:

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  ensuring a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and ensure that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

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  establishing the compensation of all of our executive officers; and

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  administering the Company's equity incentive programs.

        The Compensation Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management whose remuneration is the responsibility of the Board of Directors. The Compensation Committee seeks the views of our Chief Executive Officer with respect to establishing appropriate compensation packages for the executive officers (other than her own compensation package). The Compensation Committee also has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if it determines such delegation would be in the best interest of the Company.

        The Compensation Committee has the authority to retain independent counsel, or other advisers as it deems necessary, in connection with its responsibilities at the Company's expense. In 2012 the Compensation Committee engaged Steven Hall & Partners, LLC as its compensation consultant. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

        Nominating and Governance Committee.    Our Nominating and Governance Committee consists of four members: Messrs. Harris (Chairman), Bottoli, Graziadio, and Maron. Our Board has determined that all members of the Nominating and Governance Committee qualify as "independent" under NASDAQ independence standards. The Nominating and Governance Committee met once during 2012.

        Our Nominating and Governance Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Nominating and Governance Committee to:

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  oversee our director nomination and corporate governance functions;

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  develop criteria for selecting new directors and to identify individuals qualified to become members of our Board and members of the various committees of our Board;

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  recommend director nominees to our Board for election at the annual meeting of stockholders; and

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  oversee and administer our Corporate Code of Conduct.

        Public Availability of Corporate Governance Documents.    Our key corporate governance documents, including our Corporate Code of Conduct, our Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are available on our corporate website and available in print to any stockholder who requests them from our Assistant Secretary.

 Director Attendance

        During 2012, our Board held seven meetings. Each director attended 75% or more of the aggregate of the meetings of our Board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

        Our independent directors meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of our Board. We expect our Board to have a least four executive sessions each year.

Board Leadership

        Mr. Lubell, our Company's founder, separated from the Company in March 2013. The Board did not appoint a replacement to fill Mr. Lubell's vacancy on the Board and by resolution reduced the number of board members to six. Seth Johnson serves as Lead Director of the Company. Mr. Johnson, among other things, coordinates the activities of the Board, acts as a liaison between the Company's Chief Executive Officer and the Board between the Board's regularly scheduled meetings and updates the Board on such matters at the Board's regularly scheduled meetings. Mr. Johnson receives a quarterly cash retainer in the amount of $25,000 for his services as Lead Director.

Risk Oversight

        The Board oversees an enterprise wide approach to risk management, designed to support the achievement of the Company's objectives and to maintain stockholder value. The fully-independent Audit Committee is primarily responsible for overseeing the Company's exposure to financial risk and reviewing the steps the Company's management has taken to monitor and control that exposure. The Audit Committee meets at least once per quarter, in addition to periodic meetings with management and internal and independent auditors to accomplish its purpose. While the Audit Committee has primary responsibility for overseeing risk management, the full Board also participates in risk management. The Board periodically reviews risks with management in connection with the Company's implementation of its strategy and business plan and as risk may arise from time to time. Additionally, each of our committees considers the risks within its area of responsibilities.

Board Qualification and Selection Process

        Our Nominating and Governance Committee reviews, evaluates and proposes prospective candidates for our Board, recommends director nominees for selection to our Board, and based upon this recommendation, our Board selects the nominees for election as directors. The goal of the Nominating and Governance Committee is to maintain a strong and experienced Board and to ensure that each member of our Board possesses the highest personal and professional ethics and integrity and is devoted to representing our best interests and the best interests of our stockholders. The application of these factors involves the exercise of judgment and as a result the Nominating and Governance Committee does not have a standard set of fixed qualifications that it applies to all potential candidates for nomination. Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, one of the factors that it considers when evaluating potential candidates for nomination is diversity. The Nominating and Governance Committee values all types of diversity, including diversity of viewpoint, gender, ethnic background, technical skills, industry knowledge and experience and takes such diversity into account when considering the overall mix of qualifications of candidates for nomination to our Board. The Nominating and Governance Committee therefore seeks candidates for nomination to our Board who increase the diversity of our Board in all respects.

        The Nominating and Corporate Governance Committee also considers candidates recommended by our stockholders, provided that the recommendations are made in accordance with the procedures required under our bylaws, as summarized in the "Questions and Answers" section of this Proxy Statement.

Stockholder Meeting Attendance

        As a general matter, all of our directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2012 annual stockholders meeting.

Compensation Committee Interlocks and Insider Participation

        During 2012, the Compensation Committee consisted of Messrs. Maron, Graziadio and Harris. None of these individuals was one of our officers or employees at any time during 2012 or prior to 2012. None of our executive officers has served on the board of directors or on the compensation committee of any other entity which had officers who served on our Board or our Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Our executive compensation program is designed to attract and retain the employees who lead our business and reward these executives for outstanding performance. This Compensation Discussion and Analysis explains our executive compensation program philosophy and objectives. This Compensation Discussion and Analysis also addresses how the Compensation Committee makes decisions with regards to the compensation program for our named executive officers and elements thereof. The Board of Directors has determined that for fiscal year 2012, the following executives are the Company's named executive officers:

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  Lynne Koplin, President and Interim Chief Executive Officer;

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  Peter F. Collins, Chief Financial Officer;

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  Kelly Gvildys, Senior Vice President, Operations;

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  David Chiovetti, Senior Vice President, North American Direct to Consumer Sales; and

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  Jeffrey Lubell, Former Chief Executive Officer, Chief Merchant, and Creative Director.

        The compensation and benefits provided to our named executive officers in 2012 are set forth in detail in the Summary Compensation Table and other tables that follow this analysis, and in the footnotes and narrative to such tables.

Leadership Change

        On March 19, 2013, we announced that Jeffrey Lubell was stepping down as our Chief Executive Officer, Chief Merchant, and Creative Director and from all other officer and director positions with us and our subsidiaries and affiliates. Lynne Koplin, our President, was appointed Interim Chief Executive Officer. The Company and Mr. Lubell entered into a Separation Agreement and a separate Consulting Agreement pursuant to which his employment agreement was terminated and he received the compensation described under the heading "Separation Agreement and Consulting Agreement" on page 33 of this Proxy Statement.

Compensation Program Highlights

        Our compensation program incorporates the following compensation governance practices that we believe are beneficial to our shareholders:

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  The majority of the total compensation opportunity for our named executive officers is incentive-based and can be earned only upon the achievement of corporate performance objectives designed to enhance stockholder value. Performance is assessed on a formulaic basis.

Pay Mix - Former CEO	Pay Mix - Other NEOs (Avg.)

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  In 2012, all of the long-term incentive compensation granted to our named executive officers was performance-based and was designed to reward performance and continued employment.

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  We prohibit any form of short sales and/or dealing in puts and calls of the Company's stock by our executives and our directors under our Code of Conduct.

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  In 2013, we adopted a "clawback" policy to permit the Compensation Committee to recover performance-based compensation from named executive officers who have committed fraud, willful misconduct, or gross negligence that directly contributes to a restatement of our financial statements.

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  Our Compensation Committee retains discretion to reduce or eliminate any annual cash incentive award.

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  We offer limited personal-benefit perquisites to named executive officers.

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  Our Compensation Committee is comprised entirely of independent directors.

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  Our Compensation Committee is advised by an independent compensation consultant. This consultant is retained by the Compensation Committee directly and is independent of management and the Company.

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  Our Compensation Committee conducts an annual review and assessment of potential compensation-related risks in our programs and concluded that our compensation programs do not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

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  We do not include excise tax gross-ups in the employment arrangements of any named executive officer other than our former Chief Executive Officer, and we do not intend to incorporate any such gross-ups in future employment arrangements with named executive officers.

Key Performance Achievements in 2012

        Our compensation program is designed to motivate and reward the named executive officers for the achievement of our business performance targets, goals and objectives, which in turn enhance stockholder value over the long-term.

        Specifically, in 2012 under the leadership of our management team, we contributed to long-term stockholder value in the following ways:

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  Total net sales for 2012 were $467.3 million, representing an increase of +11.3%.

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  Gross profit for 2012 increased +10.2% to $299.5 million.

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  Operating Income for 2012 increased +4.7% to $78.1 million, or 16.7% of net sales.

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  Opened 28 retail stores, including 14 outside the United States.

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  Initiated a cash dividend to stockholders that totaled $20.2 million in 2012.

Response to 2012 Say-on-Pay Vote

        We value the opinions of our stockholders and consider the results of our Say-on-Pay votes when designing and implementing our compensation programs. At our 2011 annual meeting, 81% of our stockholders voted in support of our executive compensation program. In light of this support, we made no material changes to the structure of our compensation program for 2012. At our annual meeting in 2012, only 57% of votes were cast in favor of our compensation program. The vote outcome was highly disappointing to the Company, our Board of Directors, and our Compensation Committee. However, by the time the results of this vote became known to us in May 2012, the 2012 compensation program had already been set for the year, making it difficult to respond in 2012 to stockholder concerns. However, the Compensation Committee carefully considered the feedback received from our stockholders in 2012 and in response to this feedback, took the following actions for 2013:

  •
  Employment Agreement with our Former Chief Executive Officer.  In February 2013, the Compensation Committee informed our former Chief Executive Officer that we would not be renewing his employment agreement upon its scheduled expiration on June 30, 2013. On March 19, 2013, our former Chief Executive Officer stepped down from his positions with the Company. In connection with any employment agreement with our next Chief Executive Officer or other future named executive officers, the Compensation Committee does not intend to include automatic annual increases in base compensation or excise tax gross ups. These provisions are not included in our current employment agreements with our President and Interim Chief Executive Officer or Chief Financial Officer.

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  Increase in Vesting Periods.  As part of our review of our 2013 executive compensation program, we modified our vesting program for restricted stock grants that are earned based on achievement of performance goals. Prior to 2013, earned restricted stock vested over two years, two-thirds on the first anniversary of the grant and one-third on the second anniversary of the grant. In 2013, we extended the vesting period to three years with one-third of the earned restricted stock vesting on each of the first, second and third anniversaries of the grant.

  •
  Stock Ownership Guidelines.  In 2013, we adopted stock ownership and retention guidelines under which our directors are expected to maintain stock ownership of at least 3x their annual cash retainer, our Chief Executive Officer is expected to maintain stock ownership of at least 4x base salary and our other named executive officers are expected to maintain stock ownership of at least 2x base salary.

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  Mandatory Holding Periods.  Named executive officers must also retain 100% of net shares acquired from the exercise of options or the vesting of restricted stock granted under our Equity Incentive Plan for 24 months.

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  Anti-Hedging Policy.  We modified our policies to clarify that any form of hedging activities in Company stock by our executives and our directors, including any transactions designed to minimize the risk inherent in owning the Company's common stock, is expressly prohibited.

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  Clawback Policy.  We adopted a clawback policy that permits our Compensation Committee to recover performance-based compensation from named executive officers who have committed fraud, willful misconduct or gross negligence that directly contributes to a restatement of our financial statements.

        The Compensation Committee reviewed the other concerns raised by stakeholders, including those raised regarding the composition of our peer group, the use of the same metric in both short-term and long-term incentive plans and the use of a single year performance period for long-term incentive awards. However, the management of our Company is in a transition stage, with our former Chief Executive Officer stepping down in March 2013. The Compensation Committee concluded not to make any additional changes to our executive compensation program during this period of transition. However, the Compensation Committee has determined to review these items prior to establishing compensation of our Chief Executive Officer following this transition period. In addition, the Compensation Committee has determined to review with Steven Hall & Partners, LLC, our Compensation Consultant, the mix of performance metrics utilized in our short-term and long-term incentive programs with the objective of responding to the input we have received regarding our compensation programs. These changes will be incorporated in our 2014 executive compensation program.

Executive Compensation Program Objectives and Overview

        We believe that compensation of our named executive officers and other officers should be directly and materially linked to our operating performance. We believe that the performance of individual officers is best viewed through the impact of their performance on our performance as reflected by achievement of annual Company performance targets that we consider to be drivers of long-term stockholder value. As a result, for named executive officers, our compensation programs focus on our performance, rather than individual performance of our executives. This compensation program recognizes that our executives with the most senior leadership positions within our organization have the greatest ability to influence our performance. As a result, both the annual and long-term incentive awards as a percentage of total compensation for our named executive officers are greater than that of our other employees.

        The fundamental objectives of our executive compensation program are to attract, retain and motivate top-quality officers through compensation that is competitive with the market and industry in which we compete for talent and align the interests of our officers and senior management with the interests of our stockholders. We seek to promote service longevity and to provide our executives with long-term wealth accumulation opportunities, assuming that we are able to maintain a high-level of financial and stock performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as discussed below).

        Overall, we have designed our executive compensation program to:

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  support our business strategy and business plan by clearly communicating what is expected of our named executive officers and other officers with respect to goals and by rewarding them for the achievement of results relative to goals;

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  recruit, motivate and retain executive talent; and

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  create a direct performance alignment with value for stockholders.

We believe that each element of our executive compensation program (as described below) helps us to achieve one or more of our compensation objectives.

 Role of the Compensation Committee

        The Compensation Committee oversees our executive compensation and benefit plans and practices, and establishes management compensation policies and procedures to be reflected in the compensation program offered to our named executive officers. The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at the Company's expense. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

        Consistent with our compensation philosophies, our goal for 2012 was to provide each named executive officer with a current executive compensation package that was competitive in light of the compensation paid to comparable executives at companies in the Comparison Group. The Compensation Committee also considered a number of other factors, including level of experience, length of service, scope of duties, pay history, internal pay equity considerations, the financial performance of the Company, broad trends in executive compensation generally, and any employment agreement benefits to which the officer may be entitled. These factors, when considered together, were used as a basis for making compensation decisions on a position by position basis.

        In setting the compensation for our former Chief Executive Officer in 2012, the Compensation Committee took into account his additional role as Chief Merchant and Creative Director. The Compensation Committee took note of the fact that these functions at many of our competitors are performed by more than one executive and compensated accordingly.

Role of Executive Officers in Compensation Decisions

        Our former Chief Executive Officer and our Chief Financial Officer were involved in the design, development and implementation of our executive compensation programs in 2012. These officers typically provide their input through consultation with the Chairman of the Compensation Committee and by presentation to the Compensation Committee as a whole. Our named executive officers are not present at Compensation Committee meetings during Committee deliberations on the compensation packages to be awarded to our named executive officers. Our former Chief Executive Officer annually reviewed the performance of each named executive officer (other than her own performance which was reviewed by the Compensation Committee) and presented his conclusions and recommendations regarding base salary and incentive award opportunities to the Compensation Committee for its consideration. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any executive compensation recommendation.

Role of the Independent Compensation Consultant

        In 2012, the Compensation Committee continued to engage Steven Hall & Partners, LLC, which we refer to throughout this discussion as SH&P, as its independent compensation consultant. The Compensation Committee has assessed the independence of SH&P pursuant to SEC rules and concluded that no conflict of interest exists that would prevent SH&P from serving as an independent consultant to the Compensation Committee. SH&P generally reviews, analyzes and provides advice about the Company's executive compensation program for senior executives in relation to the objectives of the compensation programs, including comparisons to similar executive positions at the companies within the Comparison Group. In addition, SH&P provides information, analysis and advice on competitive compensation practices, trends and "best practices." SH&P directly reports to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee and also regularly participates in Compensation Committee meetings.

 Benchmarking of Compensation Levels

        In making compensation decisions with respect to our named executive officers, the Compensation Committee compares each component to the total compensation package of comparable executive positions within the Comparison Group. With the assistance of SH&P, the Compensation Committee reviews the makeup of the Comparison Group annually and makes adjustments as it deems appropriate. In establishing the Comparison Group for 2012, the Compensation Committee, with SH&P's assistance, selected 12 companies using selection factors previously established by the Committee, including design dependent premium brands, specialty retail operations, international operations, and performance.

        These companies are Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, The Buckle, Inc., Coach, Inc., Deckers Outdoor Corp., Fossil, Inc., Guess?, Inc., Lululemon Athletica, Inc., Ralph Lauren Corp., Steven Madden Ltd., Urban Outfitters, Inc. The Comparison Group for 2012 differs from the Comparison Group for 2011 because seven companies previously included in the Group no longer met the defined criteria necessary to be included. J. Crew Group, Inc. has also been excluded from the 2012 Comparison Group because it was acquired and ceased to be a public company. The information gathered from this Comparison Group included base salary, cash incentive compensation and equity incentive compensation. A review of the compensation of companies in our Comparison Group indicated that with regard to targeted total direct compensation our former Chief Executive Officer, Chief Merchant and Creative Director and our President ranked between the median and the 75th percentile and our Chief Financial Officer ranked above the 75th percentile. However, a substantial portion of our former Chief Executive Officer, Chief Merchant and Creative Director's, our President's and our Chief Financial Officer's compensation is variable and earned only upon the achievement of performance goals. If the performance goals are not met, actual pay for our former Chief Executive Officer, Chief Merchant and Creative Director, our President and our Chief Financial Officer would be ranked below the 25th percentile.

        In determining base compensation, the Compensation Committee also considers compensation levels at similarly situated companies for similar positions, referred to as benchmarking. The Committee uses benchmarking as a point of reference for measurement, and has discretion in determining how much weight to place on the benchmarking analysis. Benchmarking helps the Compensation Committee assess whether our level of executive pay is appropriate when compared to industry standards. Our general philosophy is to provide a base salary that is at or below the midpoint of the applicable salary range for companies in the Comparison Group, particularly in light of our decision to place significant emphasis on companywide performance for compensation purposes. A review of the compensation of companies in our Comparison Group indicated that our former Chief Executive Officer, Chief Merchant, and Creative Director and Chief Financial Officer ranked at approximately the median and our President ranked at approximately the 75th percentile with regard to base salary. Our other named executive officers ranked at either approximately the 25th percentile or above the 75th percentile with respect to base salary.

Components of 2012 Executive Compensation

        For the fiscal year ended December 31, 2012, the principal components of compensation for the named executive officers were:

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  base salary;

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  annual cash performance awards, delivered in the form of an annual cash performance award, the payment of which is conditioned on meeting pre-established performance goals;

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  long-term incentive awards, delivered in the form of restricted stock awards that are earned based on the service and achievement of performance metric(s) as established by the Compensation Committee;

  •
  executive perquisites and other benefits; and

  •
  severance and change in control benefits.

Target 2012 Compensation - Pay Mix by Element

  Base Salary

        The Compensation Committee reviews and approves base salaries for named executive officers annually and in connection with promotions or other changes in responsibilities. The Compensation Committee generally reviews the base salaries of each named executive officer in the first quarter of each year to set salaries. The Committee considers individual qualifications and job responsibilities, individual compensation history, pay in relation to other executives at the Company, individual job performance and future potential, as well as evaluations and recommendations by our former Chief Executive Officer with respect to each other named executive officer, in determining base salary. The Committee has not established a specific formula for determining base salary increases or decreases for the other named executive officers, and the weight given to each of the foregoing factors differs from individual to individual as the Compensation Committee deems appropriate.

  Performance Metric for 2012

        For 2012, the Compensation Committee set performance targets for our annual cash and equity performance awards based on Adjusted EBIT (as defined below). The Compensation Committee used Adjusted EBIT to set targets after taking into account the analysis provided by SH&P regarding measures of performance used by the companies in the Comparison Group and after taking into account the compensation philosophy of the Company. The Compensation Committee set the specific performance targets for fiscal 2012 so that the named executive officers would be eligible to receive the target level awards if the Company achieved Adjusted EBIT of 99.59% of 2011 Adjusted EBIT, taking into account that, at the time 2012 performance goals were set, the Company continued to face a very difficult retail and wholesale environment that would require outstanding performance to achieve the targeted goals. By setting this target level for performance-based awards in 2012, the Compensation Committee believed the performance targets were challenging in light of industry and market conditions and trends in the general economy. The Compensation Committee has determined to review with the Compensation Consultant the mix of performance metrics utilized in our short-term and long-term incentive programs with any such changes to be incorporated in our 2014 executive compensation program.

        For purposes of our annual cash and equity performance awards, "Adjusted EBIT" means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with GAAP: (a) net income, plus (b) the sum of the following to the extent deducted in determining net income as reflected on the Company's statement of consolidated net income (i) expenses for taxes based on income or capital, including franchise and similar taxes, (ii) consolidated interest expense, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (iii) any extraordinary, unusual or non-recurring losses or expense with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence (including, without limitation, expenses for severance, non-recurring retention bonuses, inducement payments to newly hired executives, employees of acquired entities under stock option plans or similar incentive plans, relocation and restructuring costs), (iv) any charges resulting from foreign exchange losses; (v) any charges for litigation or other dispute or claim resolution (including attorney fees and expenses, settlements and judgments, to be computed on the same basis as employed in the preparation of the Company's 2012 operating budget) in excess of $2,155,000; and (vi) any reasonable expense related to any equity offering, acquisition, recapitalization, divestiture, asset sale or indebtedness (whether or not successful); minus (c) to the extent reflected as income or gain in the Company's statement of consolidated net income, any income or gains resulting from foreign exchange gains.

  Annual Cash Performance Awards

        We grant annual cash performance awards that are designed to create a direct link between performance and compensation for our named executive officers by providing cash compensation that is at-risk and contingent on the achievement of overall company performance. Performance awards provide our named executive officers with the potential for an award based on the achievement of one or more levels of performance to be attained with respect to one or more performance criteria, which we refer to as "performance goals." The Compensation Committee approves threshold, target and maximum performance goals and potential cash incentive awards within three months of the beginning of each performance period. Actual cash incentive amounts are calculated based on the extent to which the pre-established performance goals are achieved. The Compensation Committee certifies the attainment level of all goals and approves specific payments to each named executive officer. The Compensation Committee also reviews the performance of each named executive officer and may reduce (but not increase) actual cash incentive payments.

        Depending on performance against the Adjusted EBIT goal for fiscal 2012, the named executive officers were eligible to receive a cash incentive bonus equal to between 24% and 321% of his or her base salary at threshold performance, between 30% and 401% of his or her base salary at target performance and between 34% and 462% of his or her base salary at maximum performance. The percentage incentive amounts generally increase as the named executive officer's responsibilities increase.

        Bonus opportunities for 2012 for our named executive officers were as follows:

	Bonus Opportunity(1)
Named Executive Officer	Threshold $66.77 million Adjusted EBIT	Target $83.46 million Adjusted EBIT	Maximum $100.16 million Adjusted EBIT
Lynne Koplin	$578,000	$720,000	$828,000
Peter F. Collins	$527,200	$659,000	$757,850
Kelly Gvildys	$90,400	$113,000	$129,950
David Chiovetti	$100,000	$125,000	$143,750
Jeffrey Lubell	$3,320,000	$4,150,000	$4,772,500

(1)
No cash performance awards were payable if Adjusted EBIT was below $66.77 million. Performance awards for our named executive officers were interpolated for Adjusted EBIT amounts between $66.77 million and $83.46 million; and between $83.46 million and $100.16 million.

        On February 5, 2013, the Compensation Committee certified the final Adjusted EBIT achieved by the Company for fiscal year 2012 to be approximately $79.352 million. As a result each of our named executive officers was paid an annual cash performance award for fiscal year 2012, which is reflected in the column titled "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table on page 25 of this Proxy Statement.

  Long-Term Incentive Awards

        The long-term incentive compensation component provides awards that are granted on an annual basis, which are based upon the long-term performance of the Company. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. Equity ownership for all of our named executive officers, other officers, and senior managers is important for purposes of motivation, retention, and alignment with stockholders.

        We do not have, nor do we intend to have, a program, plan or practice to select the grant dates of performance-based stock for named executive officers in coordination with the release of material non-public information. Performance-based stock awards are typically reviewed and granted during the first quarter of each year. All performance-based stock awards for named executive officers are granted on the date the Compensation Committee approves the awards using the fair market value of the Company's common stock at the close of the business day of the grant.

        In March 2012, our Compensation Committee approved grants of 353,215 shares of performance-based stock to our named executive officers under our 2009 Equity Incentive Plan. Shares of performance-based stock vest only upon service and attainment of the Adjusted EBIT goal for fiscal year 2012 (as described above under "Performance Metric for 2012").

        The percentage of base salary for annual long-term equity incentive awards varies depending on the named executive officer's level of responsibility, with more senior executive officers generally eligible to receive a higher percentage of compensation subject to financial performance.

	Performance-Based Restricted Share Opportunity(1)
Named Executive Officer	Threshold $66.77 million Adjusted EBIT	Target $83.46 million Adjusted EBIT	Maximum $100.16 million Adjusted EBIT
Lynne Koplin	62,304	77,880	89,562
Peter F. Collins	38,402	48,003	55,204
Kelly Gvildys	5,223	6,528	7,508
David Chiovetti	7,680	9,601	11,041
Jeffrey Lubell	132,104	165,131	189,900

(1)
No performance awards were payable if Adjusted EBIT was below $66.77 million. Performance awards were interpolated for Adjusted EBIT amounts between $66.77 million and $83.46 million; and between $83.46 million and $100.16 million.

        On February 5, 2013, the Compensation Committee certified the Adjusted EBIT achieved by the Company for fiscal year 2012 to be approximately $79.352 million. As a result, each named executive officer earned the following number of restricted shares of which two-thirds vested on March 28, 2013 and one-third will vest on March 28, 2014, subject in each case to the terms of the grant and each named executive officer's respective employment agreement, which is reflected in the column titled "Stock Awards" of the Summary Compensation Table on page 25 of this Proxy Statement:

Named Executive Officer	Number of Performance Restricted Shares Earned
Lynne Koplin	74,044
Peter F. Collins	45,639
Kelly Gvildys	6,207
David Chiovetti	9,128
Jeffrey Lubell	156,996

  Perquisites and other Personal Benefits in 2012

        In order to better enable us to attract and retain highly skilled executive officers and to round out a competitive compensation package for our named executive officers, we provide our named executive officers with limited perquisites and other benefits that we believe are reasonable and consistent with our overall compensation philosophy and objectives. The Company does not have a formal perquisite policy, although the Compensation Committee periodically reviews the levels of perquisites and other benefits provided to our named executive officers.

        Mr. Lubell, Ms. Koplin, and Mr. Collins received paid car allowances in 2012. We maintain employee benefit programs for our executives and other employees. Our named executive officers generally participate in our employee health and welfare benefits on the same basis as all other employees, except as otherwise noted. Mr. Lubell and Ms. Koplin received fully-paid health insurance in 2012.

        The attributed costs and a detailed description of the perquisites and other personal benefits that we provided each of our named executive officers for fiscal year 2012 are included in the column titled "All Other Compensation," and in the accompanying footnotes, of the Summary Compensation Table on page 25 of this Proxy Statement.

  Severance and Change in Control Provisions

        The Compensation Committee believes that agreeing to provide reasonable severance benefits is common among the companies in our Comparator Group and is essential to recruiting and retaining key executives, which, as described above, is one of the fundamental objectives to the executive compensation program. Accordingly, the Company has entered into employment agreements with Ms. Koplin, and Mr. Collins, which provide for varying levels of severance to be paid to the executive in the event of a termination by the Company without "cause," or the executive terminates for "good reason" (each as defined in the applicable employment agreement with such executive).

        Ms. Koplin and Mr. Collins have change in control provisions in their employment agreements. These provisions grant these named executive officers certain compensation and accelerated vesting of equity awards in the event of a change in control. These provisions are based on market comparisons and are an important element in the retention of these named executive officers. The cash severance payments awarded to these named executive officers upon a change in control also requires a second trigger of the termination of such named executive officer's employment. Neither of these named executive officers receives an excise tax gross-up on such payments upon a change in control.

        A summary of these severance and change in control payments is set forth under the heading "Potential Payments Upon Termination or Change in Control" on page 32 of this Proxy Statement.

Risk Assessment

        The Compensation Committee has reviewed the Company's compensation policies and practices and analyzed the potential business risks inherent in such policies and practices. The Compensation Committee believes that the Company's executive compensation policies and practices do not encourage our management, including our named executive officers, to take unnecessary business risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct for federal income tax purposes annual compensation of more than $1 million paid to our named executive officers (defined below), excluding our Chief Financial Officer. Performance-based compensation paid pursuant to stockholder approved plans is not subject to this deduction limit as long as such compensation is approved by "outside directors" within the meaning of Section 162(m). Although the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may from time to time approve non-deductible payments in order to maintain flexibility in structuring appropriate compensation programs in the interests of the Company and our stockholders.

        The Compensation Committee also considers the impact of other tax provisions, including the restrictions on deferred compensation set forth in Section 409A of the Code. The Compensation Committee and the Company attempt to structure the Company's compensation plans, programs and agreements in a tax-efficient manner and in a manner that avoids possible adverse tax consequences to our executive officers and other key employees.

Stock Ownership Guidelines

        Our Board of Directors believes that our executive officers and directors should have a meaningful stake in our Company, which encourages a focus on our long-term success and aligns their interests with the interests of our stockholders. Therefore, we have adopted formal stock ownership and retention guidelines for our named executive officers and directors:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Directors	3x Annual Cash Retainer
Chief Executive Officer	4x Base Salary
Other Named Executive Officers	2x Base Salary

        Shares owned outright, unvested restricted stock that has been earned based on achieving the applicable performance goals and vested options are counted towards these guidelines. Unearned performance shares are not counted toward these guidelines.

        Under our policy, directors and named executive officers who are not in compliance with the applicable stock ownership guidelines must retain 50% of the net shares of our common stock acquired via the exercise of options or the vesting or restricted stock granted under the Company's equity incentive programs until the guideline has been met.

Mandatory Holding Period

        Going forward, any named executive officer who acquires shares of our common stock via the exercise of options or the vesting of restricted stock granted under the Company's equity incentive programs must retain 100% of the net shares acquired for at least 24 months following the applicable vesting date or until such time as the individual ceases to be a named executive officer of the Company. Certain exclusions apply to these retention requirements, including transfers for estate planning purposes and transfers to family members if the recipients thereof agree to be bound by the retention requirements.

        For the purposes of Share Ownership Guidelines and Mandatory Holding Period discussions, "net shares" means the shares remaining after taking into account the sale of shares to pay taxes and/or the option exercise price.

Policy Prohibiting Hedging of Company Securities

        We modified our policies to clarify that any form of hedging activities in Company stock by our executives and our directors, including engaging in short sales, dealing in puts and calls of Company stock, or other any transactions designed to minimize the risk inherent in owning the Company's common stock, is expressly prohibited.

Clawback Policy

        We may, to the extent permitted by applicable law, cancel or require reimbursement of any performance-based compensation arrangements (including any performance-based annual bonus awards and long-term incentive, equity-based awards) received by a named executive officer if and to the extent that: (i) the amount of the award was based on the achievement of specified performance metrics or financial results, and we subsequently restate those financial results; (ii) in the Compensation Committee's judgment, the named executive officer engaged in gross negligence, fraud or willful misconduct that directly caused or contributed to the need for the restatement; and (iii) the named executive officer's award would have been lower if the financial results in question had been properly reported. In such a case, the Compensation Committee may seek to recover from the named executive officer the amount by which the actual award paid or earned for the relevant period exceeded the amount that would have been paid or earned based on the restated financial results. The policy provides that we will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed.

        Further, under Section 304 of the Sarbanes-Oxley Act, if we were required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance or filing with the SEC of the non-complying document and (2) any profits realized from the sale of securities of the Company during those twelve months.

EXECUTIVE OFFICER COMPENSATION

        The following table provides certain summary information concerning the compensation earned by our President and Interim Chief Executive Officer, Chief Financial Officer, Senior Vice President, Operations, Senior Vice President, North American Direct to Consumer Sales, and former Chief Executive Officer, Chief Merchant and Creative Director, in 2012. We refer to these officers as the named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation (2)($)	Total ($)
Lynne Koplin	2012	750,000	—	2,027,995	(4)	—	684,530	—	23,237	3,485,762
President(3)	2011	549,038	—	1,931,013	(4)	—	526,891	—	23,182	3,030,124
	2010	475,000	—	2,250,003	(4)	—	352,598	—	21,156	3,098,757
Peter F. Collins	2012	450,000	—	1,249,998	(6)	—	626,535	—	14,400	2,340,933
Chief Financial Officer	2011	407,053	—	1,190,600	(6)	—	486,441	—	14,400	2,098,494
and Assistant Secretary(5)	2010	391,230	—	1,258,367	(6)	—	328,196	—	5,317	1,983,110
Kelly Gvildys	2012	377,000	—	169,989	(7)	—	107,433	—	—	654,422
Senior Vice President,	2011	364,105	—	143,840	(8)	—	115,302	—	—	623,247
Operations	2010	355,593	—	180,013	(8)	—	107,658	—	—	643,264
David Chiovetti	2012	335,000	—	250,010	(10)	—	118,842	—	—	703,852
Senior Vice President,	2011	275,000	70,000	882,100	(11)	—	87,194	—	—	1,314,294
North American Direct	2010	—	—	—		—	—	—	—	—
to Consumer(9)
Jeffrey Lubell	2012	1,034,000	—	4,300,011	(12)	—	3,945,552	—	38,837	9,318,400
Former Chairman,	2011	984,638	—	3,909,349	(12)	—	4,055,808	—	37,030	8,986,825
Chief Executive Officer,	2010	937,750	—	3,999,999	(12)	—	3,368,836	—	34,640	8,341,225
Chief Merchant and Creative Director

(1)
The amounts reported reflect the grant date fair value of performance shares and/or restricted shares granted in the years ended December 31, 2012, 2011 and 2010. The amounts reported do not reflect compensation actually received by the named executive officers. See the columns under the heading "Estimated Future Payouts Under Equity Incentive Plan Awards" in the Grants of Plan-Based Awards table on page 27 of this Proxy Statement for the number of performance shares granted in 2012.

(2)
The following table details the components of this column:

Name	Year	Car Allowance ($)	Company Paid Health Insurance ($)	Total ($)
Lynne Koplin	2012	14,400	8,837	23,237
	2011	14,400	8,782	23,182
	2010	14,400	6,756	21,156
Peter F. Collins	2012	14,400	—	14,400
	2011	14,400	—	14,400
	2010	5,317	—	5,317
Kelly Gvildys	2012	—	—	—
	2011	—	—	—
	2010	—	—	—
David Chiovetti	2012	—	—	—
	2011	—	—	—
	2010	—	—	—
Jeffrey Lubell	2012	30,000	8,837	38,837
	2011	30,000	7,030	37,030
	2010	30,000	4,640	34,640
(3)
Ms. Koplin served as Chief Operating Officer beginning in January 2010 with a base salary of $475,000 and she assumed the position of President in August 2011, at which time her base salary was increased to $750,000. The number reported in the column entitled "Salary" reflects the mid-year increase in Ms. Koplin's 2011 base salary.

(4)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $2,332,194, $2,367,797 and $1,699,997 for 2012, 2011 and 2010, respectively. The grant date fair value of the shares awarded and actually earned was $1,928,106, $2,040,117 and $1,045,237 for 2012, 2011 and 2010, respectively. The grant date fair value of the non-performance shares granted to Ms. Koplin in 2010 was $950,000.

(5)
In 2011, Mr. Collins' base salary increased from $391,230 to $450,000 due to the increased responsibilities he assumed upon the former President's departure from the Company. The number reported in the column entitled "Salary" reflects the mid-year increase in Mr. Collins' 2011 base salary.

(6)
Represents the grant date fair value of performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $1,437,512, $1,547,794, and $1,549,995 for 2012, 2011, and 2010, respectively. The grant date fair value of the shares awarded and actually earned was $1,188,440, $1,279,830, and $1,063,040 for 2012, 2011, and 2010, respectively.

(7)
Represents the grant date fair value of performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $195,508 for 2012. The grant date fair value of the shares awarded and actually earned was $161,630 for 2012.

(8)
Represents the grant date fair value of restricted shares awarded.

(9)
Mr. Chiovetti joined as Senior Vice President, North American Direct to Consumer in February 2011.

(10)
Represents the grant date fair value of performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $287,508 for 2012. The grant date fair value of the shares awarded and actually earned was $237,693 for 2012.

(11)
Represents the grant date fair value of restricted shares awarded.

(12)
Represents the grant date fair value of performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $4,944,996, $5,082,163, and $4,999,999 for 2012, 2011, and 2010, respectively. The grant date fair value of the shares awarded and actually earned was $4,088,176, $4,202,375, and $3,490,498 for 2012, 2011, and 2010, respectively.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2012. No options were awarded to our named executive officers during the year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)
					Estimated Future Payouts Under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lynne Koplin	3/28/12	578,000	720,000	828,000	62,304	77,880	89,562	—	2,027,995	(3)
Peter F. Collins	3/28/12	527,200	659,000	757,850	38,402	48,003	55,204	—	1,249,998	(3)
Kelly Gvildys	3/28/12	90,400	113,000	129,950	5,223	6,528	7,508	—	169,989	(3)
David Chiovetti	3/28/12	100,000	125,000	143,750	7,680	9,601	11,041	—	250,010	(3)
Jeffrey Lubell	3/28/12	3,320,000	4,150,000	4,772,500	132,104	165,131	189,900	—	4,300,011	(3)

(1)
These columns report the range of possible cash payouts for 2012 performance under the Annual Cash Performance Awards as described in the Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement. The amounts shown in the Threshold, Target and Maximum columns reflect the payout opportunity associated with established levels of performance, as indicated in the Bonus Opportunity table on page 21 of this Proxy Statement. No payout is made if minimum performance thresholds are not met. The actual payments are reported in the Summary Compensation Table on page 25 of this Proxy Statement, in the column titled, "Non-Equity Incentive Plan Compensation."

(2)
These columns report the range of performance shares targeted for the performance period of the 2012 grant, beginning January 1, 2012, and ending December 31, 2012, as described in the Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement. No performance shares vest if minimum performance thresholds are not met. The amounts shown in the threshold, target and maximum columns reflect the potential restricted awards corresponding to the established level of performance, as indicated in the Performance-Based Restricted Share Opportunity Table on page 22 of this Proxy Statement. The grant date fair value at the target performance level for the named executive officers is included in the amounts shown in the Summary Compensation Table on page 25 of this Proxy Statement, in the column titled, "Stock Awards."

(3)
Reflects the grant date fair value of the restricted stock award based on the probable outcome of the performance conditions as of the grant date. These shares of restricted stock are performance-based and will vest two-thirds on March 28, 2013 and one-third on March 28, 2014 if the requisite targets are satisfied and the named executive officer remains employed by the Company on the vesting dates. The fair value was $26.04 per share for restricted stock awarded on March 28, 2012.

Stock Vested in 2012

        The following table sets forth information regarding the vesting of restricted stock during the year ended December 31, 2012. No option awards were outstanding on December 31, 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lynne Koplin	96,159	2,764,059
Peter F. Collins	49,279	1,300,049
Kelly Gvildys	4,115	107,556
David Chiovetti	13,333	349,525
Jeffrey Lubell	161,806	4,268,668

Outstanding Equity Awards at Year End

        No option awards were granted in 2012 or outstanding at December 31, 2012. Performance conditions on the restricted stock were satisfied and therefore no un-earned performance-based restricted stock awards were outstanding at December 31, 2012.

        The following table sets forth information concerning restricted shares that had not vested and equity incentive plan awards for each of our named executive officers as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lynne Koplin	29,637	(1)	753,373	—	—
	74,044	(2)	1,882,198	—	—
Peter F. Collins	18,592	(1)	472,609	—	—
	45,639	(2)	1,160,143	—	—
Kelly Gvildys	6,207	(2)	157,782	—	—
	2,067	(3)	52,543
David Chiovetti	9,128	(2)	232,034	—	—
	20,000	(4)	508,400
	3,333	(3)	84,725
Jeffrey Lubell	61,049	(5)	1,551,866	—	—
	156,996	(6)	3,990,838	—	—

(1)
Reflects one-third of the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2011 and which vested on March 29, 2013.

(2)
Reflects the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2012. Two thirds of this restricted stock vested on March 28, 2013 and the remaining one-third will vest on March 28, 2014.

(3)
Reflects one-third of the number of restricted stock shares granted to the named executive officer in fiscal 2011 and which vested on March 25, 2013.

(4)
Reflects two-thirds of the number of restricted stock shares granted to the named executive officer in fiscal 2011. One-third of the total amount of the restricted stock previously granted vested on February 22, 2013 and the remaining one-third of the total amount of the restricted stock previously granted will vest on February 22, 2014.

(5)
Reflects one-third of the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2011 that vested in full as provided in his employment agreement following his separation from the Company.

(6)
Reflects the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2012 that vested in full as provided in his separation agreement following his separation from the Company.

 Summary of Equity Compensation Plan

        The following table sets forth information concerning all equity compensation plans and individual compensation arrangements in effect during the year ended December 31, 2012.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	—	—	418,567
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	—	—	418,567

Pension Benefits

        We do not provide any pension benefits to any of our named executive officers or employees.

Non-Qualified Deferred Compensation

        We do not provide any non-qualified deferred compensation to our named executive officers or employees.

Employment Agreements

        We have entered into employment agreements with Lynne Koplin, our President and Interim Chief Executive Officer and Peter F. Collins, our Chief Financial Officer.

  Lynne Koplin

        Effective January 4, 2010, we entered into an employment agreement (as amended, the "Koplin Agreement") pursuant to which Ms. Koplin will serve as our President. The initial term of the Koplin Agreement was three years, which was extended through June 1, 2014. The Koplin Agreement provides that Ms. Koplin's base salary will be $475,000 per year, subject to increase (but not decrease) at the discretion of our Compensation Committee or full Board. Ms. Koplin's base compensation for 2013 has been established as $750,000. In addition, for each month that she serves as our Interim Chief Executive Officer, she will receive an additional $20,000. Pursuant to the Koplin Agreement, Ms. Koplin is eligible to earn an annual performance bonus each year based on achieving performance targets established by the Compensation Committee.

        The Koplin Agreement provides that if we terminate Ms. Koplin's employment without Cause (as defined in the Koplin Agreement) or either the Company or Ms. Koplin severs her employment if we fail to renew her agreement following its expiration, Ms. Koplin will receive a severance amount of one times (the "Koplin Severance Multiple") the sum of Ms. Koplin's base salary in effect on the date of termination and the average annual cash bonus received by Ms. Koplin for the two complete years prior to the termination date. Ms. Koplin shall also be entitled to a pro-rated annual cash bonus if applicable performance goals are satisfied. The amount of such pro-rated cash bonus will be equal to the greater of: (i) the product of (x) the amount of the annual cash bonus to which Ms. Koplin would have been entitled if her employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is the total number of days in such year; or (ii) the product of (x) the amount of the annual cash bonus to which Ms. Koplin would have been entitled if her employment had not been terminated, and (y) a percentage which represents that percentage of the highest applicable performance goals actually satisfied as of the end of the quarter immediately preceding the date of termination. In addition, Ms. Koplin will be entitled to group health insurance coverage for herself and her eligible family members for a period of 18 months following the date of termination and all outstanding equity awards (except for performance-based awards, which shall vest only upon satisfaction of the performance goals), which are scheduled to vest within 12 months following the date of termination shall become immediately vested and exercisable in full.

        If Ms. Koplin terminates her employment for Good Reason (as defined in the Koplin Agreement) prior to June 1, 2014, Ms. Koplin will be entitled to receive a severance amount of one times the sum of Ms. Koplin's base salary in effect on the date of termination and the average annual cash bonus received by Ms. Koplin for the two complete years prior to the termination date. In addition, Ms. Koplin will be entitled to all outstanding equity awards (except for performance-based awards, which shall vest only upon satisfaction of the performance goals), which are scheduled to vest within 12 months following the date of termination shall become immediately vested and exercisable in full.

        Additionally, if we terminate Ms. Koplin's employment without Cause or if Ms. Koplin terminates her employment for Good Reason during the one year period following a Change in Control (as defined in the Koplin Agreement), Ms. Koplin would be entitled to receive severance equal to three times the sum of her base salary in effect on the date of termination and the average annual cash bonus received by Ms. Koplin for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full.

  Peter F. Collins

        Effective August 13, 2010, we entered into a new employment agreement, or the CFO Agreement, with Peter F. Collins, pursuant to which Mr. Collins will continue to serve as our Chief Financial Officer. The initial term of the CFO Agreement is three years, subject to annual renewals thereafter. Mr. Collins' base compensation for 2013 has been established at $450,000. Pursuant to the CFO Agreement, Mr. Collins is eligible to earn an annual performance bonus each year based on achieving performance targets established by the Compensation Committee.

        The CFO Agreement provides that if we terminate Mr. Collins' employment without Cause or if Mr. Collins terminates his employment for Good Reason (each as defined in the CFO Agreement) or either the Company or Mr. Collins severs his employment if we fail to renew his agreement following its expiration, (1) Mr. Collins will receive a severance amount of one times (the "Collins Severance Multiple") the sum of Mr. Collins' base salary in effect on the date of termination and the average annual cash bonus received by Mr. Collins for the two complete years prior to the termination date. Mr. Collins shall also be entitled to a pro-rated annual cash bonus if applicable performance goals are satisfied. The amount of such pro-rated cash bonus will be equal to the greater of: (i) the product of (x) the amount of the annual cash bonus to which Mr. Collins would have been entitled if his employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is the total number of days in such year; or (ii) the product of (x) the amount of the annual cash bonus to which Mr. Collins would have been entitled if his employment had not been terminated, and (y) a percentage which represents that percentage of the highest applicable performance goals actually satisfied as of the end of the quarter immediately preceding the date of termination. In addition Mr. Collins will be entitled to group health insurance coverage for himself and his eligible family members for a period of 18 months following the date of termination and all outstanding equity awards (except for performance-based awards, which shall vest only upon satisfaction of the performance goals), which are scheduled to vest within 12 months following the date of termination shall become immediately vested and exercisable in full.

        Additionally, if we terminate Mr. Collins' employment without Cause or if Mr. Collins terminates his employment for Good Reason during the one year period following a Change in Control (as defined in the CFO Agreement), Mr. Collins would be entitled to receive severance equal to three times the sum of his base salary in effect on the date of termination and the average annual cash bonus received by Mr. Collins for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full.

Potential Payments Upon Termination or Change in Control

        The following table reflects the amounts that would have been paid if a change in control or other termination event occurred on December 31, 2012 and our stock price per share was the closing market price as of that date. The closing market price of our common stock at December 31, 2012 was $25.42.

	Lynne Koplin	Peter Collins	Kelly Gvildys	David Chiovetti
Termination Scenario (12/31/12)
Voluntary Resignation or for Cause	$—	$—	$—	$—

Total	$—	$—	$—	$—

Without Cause or for Good Reason (Not Within One Year of Change in Control)
Pro Rata Bonus	$684,530	$626,535	$—	$—
Severance Pay	1,355,711	1,006,488	—	—
Health Benefits Continuation	28,866	28,866	—	—
Unvested Restricted Stock(1)	2,008,256	1,246,088	—	—

Total	$4,077,363	$2,907,977	$—	$—

Within One Year of Change in Control (Without Cause or for Good Reason)
Pro Rata Bonus	$684,530	$626,535	$—	$—
Severance Pay	4,067,132	3,019,464	—	—
Health Benefits Continuation	28,866	28,866	—	—
Unvested Restricted Stock(1)	2,635,571	1,632,752	—	—
280G/4999 Tax Gross Up	—	—	—	—

Total	$7,416,099	$5,307,617	$—	$—

Change in Control—Assuming No Termination
Unvested Restricted Stock	$2,635,571	$1,632,752	$210,325	$825,159

Total	$2,635,571	$1,632,752	$210,325	$825,159

Death or Disability
Pro Rata Bonus	$526,891	$486,441	$—	$—
Severance Pay	750,000	450,000	—	—
Health Benefits Continuation	28,866	28,866	—	—

Total	$1,305,757	$965,307	$—	$—

(1)
This amount represents the value of the restricted stock that would become vested as a direct result of the termination event or Change in Control, as the case may be, before the applicable stated vesting date. Equity awards are valued at the closing market price of our common stock on December 31, 2012 of $25.42 per share for each of Ms. Koplin, and Mr. Collins.

 Separation Agreement and Consulting Agreement

        We entered into a Separation of Employment Agreement and General Release of Claims with Jeffrey Lubell, our former Chief Executive Officer, Chief Merchant, and Creative Director, on March 19, 2013 that was effective on March 26, 2013. Pursuant to the separation agreement, and consistent with obligations already specified under his employment agreement, Mr. Lubell received certain payments and benefits, including, among other things, the following: (i) a severance payment of $5,085,384, (ii) a pro-rated cash bonus of $843,159, (iii) a payment for accrued but unused vacation time, and (iii) the vesting in full of certain unvested restricted stock. In consideration of such payments and benefits and for the immediate vesting of 52,332 shares of restricted stock scheduled to vest in 2014, Mr. Lubell agreed to a general release of existing and potential claims against us and certain related parties.

        We simultaneously entered into a Consulting Agreement with Jeffrey Lubell. Pursuant to the consulting agreement, Mr. Lubell agreed to provide consulting services to the Company for a period of two years at a fee of $1,000,000 per year. In consideration of the consulting fee, Mr. Lubell agreed to restrictions on his future activities during the two year term of the consulting agreement, including, without limitation, restrictions on his employment with Company competitors, hiring of Company employees, and disclosure of confidential Company information.

Indemnification Agreements

        In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify each such director and executive officer against all costs, charges, expenses (including legal or other professional fees), damages or liabilities incurred by such individual arising out of, in connection with, or incidental to, any action, suit, demand, proceeding, investigation or claim by reason of such individual's status or service as a director or executive officer, regardless of whether sustained or incurred by reason of the individual's negligence, default, breach of duty or failure to exercise due diligence. However, we will not indemnify such director or executive officer under these agreements if it is proved that such individual's failure to act constituted a breach of his fiduciary duties as a director and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The agreements also require us to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Certain Related Party Transactions with Directors and Executive Officers

        Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or executive officers, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during 2012, or which is presently proposed. Our Corporate Code of Conduct includes a Conflicts of Interest policy that governs the review, approval or ratification of related person transactions. The Code of Conduct may be viewed in the Investor Relations section of the Company's website (www.truereligionbrandjeans.com).

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee Mark S. Maron (Chairman) G. Louis Graziadio, III Robert L. Harris, II

DIRECTOR COMPENSATION

        For serving on our Board in 2012, our independent directors receive an annual cash retainer of $100,000, payable quarterly, for service on our Board and an annual grant of shares of our restricted stock with an aggregate market value of $135,000 on the date of grant, which shall vest in three equal annual installments on the date of grant, the first anniversary of the date of grant, and the second anniversary of the date of grant. We reimburse all of our directors for the expenses they incur in connection with attending Board and committee meetings. The Lead Director receives an annual retainer of $100,000. The Chairman of our Audit Committee and the Chairman of our Compensation Committee each receive an annual retainer of $15,000. In October 2012, our Board formed a Special Committee to evaluate strategic alternatives. Each director who is a member of the special committee receives a monthly retainer of $30,000 so long as we continue to pursue strategic alternatives. In addition, we may make additional grants of equity awards to our independent Board members from time to time.

        In 2013, we adopted formal stock ownership guidelines for our directors that requires directors to own Company common stock with a dollar value of at least three times annual cash retainer of independent directors. Under our policy, directors who are not in compliance with the applicable stock ownership guidelines must retain 50% of the net shares of our common stock acquired via the exercise of options or the vesting or restricted stock granted under the Company's equity incentive programs until the guideline has been met.

        The following table provides information concerning the compensation of directors who are not named executive officers for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marcello Bottoli	190,000	134,996	—	—	—	—	324,996
Joseph Coulombe	205,000	134,996	—	—	—	—	339,996
G. Louis Graziadio, III	190,000	134,996	—	—	—	—	324,996
Robert L. Harris, II	190,000	134,996	—	—	—	—	324,996
Seth R. Johnson	290,000	134,996	—	—	—	—	424,996
Mark S. Maron	205,000	134,996	—	—	—	—	339,996

(1)
Represents the amount of the total fair value of restricted stock awards on the date of grant.

ITEM 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Item 2 is the ratification of the Company's engagement of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by the Company's bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice.

        The ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

        We anticipate that a representative of Deloitte & Touche LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representative of Deloitte & Touche LLP will be afforded an opportunity to make a statement if he or she so desires at the Annual Meeting.

        If the appointment of Deloitte & Touche LLP is not ratified, we will reconsider the appointment. Even if the appointment is ratified, we may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in the best interests of the Company and its stockholders.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

 AUDIT AND NON-AUDIT FEES

        The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche LLP for the audit of our financial statements for 2012 and 2011, and for other services provided by Deloitte & Touche LLP during those periods:

	Year Ended December 31,
	2012	2011
Audit fees	$1,877,935	$1,424,113
Audit-related fees(1)	—	$18,050
Tax fees(2)	$90,596	—
All other fees(3)	$2,200	$2,200

Total fees	$1,970,731	$1,444,363

(1)
Fees for the assurance and related services performed by Deloitte & Touche LLP that are related to the performance of the audit or review of our financial statements, including an agreed-upon procedures report and consultation on the response to an SEC comment letter.

(2)
Fees for certain international tax compliance and tax consulting services performed by Deloitte & Touche LLP.

(3)
Fees paid to Deloitte & Touche LLP for accounting policy research tool subscriptions.

        The reports of Deloitte & Touche LLP on our financial statements for the years ended December 31, 2012 and 2011, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Pre-Approval Policy

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All audit and permissible non-audit services provided to us in 2012 and 2011 were approved by the Audit Committee.

 REPORT OF THE AUDIT COMMITTEE

        THE AUDIT COMMITTEE REPORT IS NOT DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC OR SUBJECT TO THE SEC'S PROXY RULES OR THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND THE REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY PRIOR OR SUBSEQUENT FILING BY THE COMPANY UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE INFORMATION CONTAINED IN THE REPORT BY REFERENCE THEREIN.

        Responsibilities.    The responsibilities of the Audit Committee include hiring the independent registered public accounting firm to audit the Company's consolidated financial statements. Our management has primary responsibility for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing reports thereon. The Audit Committee's responsibility is to evaluate the performance and independence of our independent registered public accounting firm and oversee our internal controls.

        Review with Management and Independent Registered Public Accounting Firm.    In fulfilling its responsibilities for the financial statements for the year ended December 31, 2012, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor's Communication With Those Charged With Governance) and other matters, including Rule 2-07 of Regulation S-X; and

  •
  received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from the Company and its management.

        Conclusion.    Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, the Audit Committee's review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

        Appointment of Independent Registered Public Accounting Firm.    On April 15, 2013, the Audit Committee reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Respectfully Submitted by the Audit Committee of the Board of Directors,
Joseph Coulombe (Chairman) G. Louis Graziadio, III Robert L. Harris, II Seth R. Johnson

ITEM 3:    ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

        Item 3 is an advisory vote on the compensation of our named executive officers. The Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement describes the Company's compensation program and the compensation decisions made by the Compensation Committee and the Board with respect to our named executive officers. The Board is asking our stockholders to cast a non-binding advisory vote on the following resolution:

        "RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the executive officers of the Company named in the Summary Compensation Table, as disclosed in the Company's Proxy Statement for the Company's 2013 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables)."

        While the advisory vote the Board is asking you to cast is non-binding, the Compensation Committee and the Board value the view of the Company's stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT (WHICH DISCLOSURE INCLUDES THE COMPENSATION DISCUSSION AND ANALYSIS, THE EXECUTIVE COMPENSATION TABLES AND THE RELATED FOOTNOTES AND NARRATIVE ACCOMPANYING THE TABLES).

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of April 5, 2013, by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our directors and named executive officers as a group; and

  •
  all other stockholders known by us to beneficially own more than 5% of our outstanding common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date that this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Except as indicated in the notes to this table, and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 25,762,362 shares of common stock outstanding on April 5, 2013. Unless otherwise indicated, the address for each of the stockholders listed below is c/o True Religion Apparel, Inc., 2263 E. Vernon Avenue, Vernon, California 90058.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (#)	Percent of Total (%)
BlackRock, Inc.(1)	1,887,177	7.33%
Pioneer Investment Management, Inc.(2)	1,451,547	5.63%
The Vanguard Group, Inc.(3)	1,450,168	5.63%
NFJ Investment Group LLC(4)	1,441,521	5.60%
Snow Capital Management, L.P.(5)	1,312,350	5.09%
Lynne Koplin	180,981	*
Peter F. Collins	247,299	*
Kelly Gvildys	19,954	*
David Chiovetti	36,009	*
Marcello Bottoli(6)	34,066	*
Joseph Coulombe	22,448	*
G. Louis Graziadio, III	33,787	*
Seth R. Johnson	22,243	*
Robert L. Harris, II	23,787	*
Mark S. Maron	15,532	*
Executive Officers and Directors as Group	636,106	2.47%

*
Denotes less than 1%

(1)
Based on a Schedule 13G/A filed on February 8, 2013 by BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022.

(2)
Based on a Schedule 13G filed on February 14, 2013 by Pioneer Investment Management, Inc., whose address is 60 State Street, Boston, MA 02109, and Pioneer Global Asset Management S.p.A., whose address is Galleria San Carlo 6, Milan, Italy.

(3)
Based on a Schedule 13G/A filed on February 11, 2013 by The Vanguard Group, Inc., whose address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on a Schedule 13G filed on February 14, 2013 by NFJ Investment Group LLC, whose address is 2100 Ross Avenue, Suite 700, Dallas, TX 75201, and Allianz Global Investors U.S. Holdings LLC, whose address is 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660.

(5)
Based on a Schedule 13G/A filed on March 11, 2013 by Snow Capital Management, L.P., whose address is 2000 Georgetowne Drive, Suite 200, Sewickley, PA 15143.

(6)
Includes 7,500 shares held by a grantor trust of which Mr. Bottoli and his minor children are beneficiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, officers(including a person performing a principal policy making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ours. Directors, officers and 10% holders are required by SEC's regulations to send us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, other than as described below, we believe that during the year ended

December 31, 2012, our directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

        Mr. Chiovetti filed a late Form 3 on February 16, 2012, for the initial statement of beneficial ownership of securities on February 1, 2012.

        Mr. Maron filed a late Form 4 on May 29, 2012, to report the sale of common stock on May 17, 2012.

ITEM 4:    APPROVAL OF AMENDMENT TO THE 2009 EQUITY INCENTIVE PLAN TO AUTHORIZE ADDITIONAL SHARES FOR ISSUANCE THEREUNDER

        The Company's 2009 Equity Incentive Plan (the "Plan"), which has a ten-year term, was approved by stockholders at our annual meeting on June 2, 2009. The Plan authorized 1,613,716 shares for issuance. The Board proposes to increase by 900,000 shares the number of shares authorized for issuance under the Plan.

Why Should You Vote to Approve the Proposed Amendment to the Plan?

        Approval of the proposed amendment to the Plan will allow us to maintain our focus on delivering substantial portions of incentive pay to our executives and employees in the form of common equity, in keeping with our compensation philosophy and belief that this is an effective way of aligning employee and stockholder interests. Key elements of our compensation philosophy (which is described in the Compensation Discussion and Analysis Section of this proxy statement on page 13) involve the use of equity as a compensation vehicle. We believe increasing the number of shares authorized for issuance under the Plan will help us maintain our ability to offer competitive compensation opportunities. Accordingly, on April 15, 2013, our Board unanimously approved an amendment to the Plan, subject to stockholder approval, under which the maximum number of shares of common stock authorized for issuance under the Plan is increased by 900,000 shares and, as of the date hereof, taking into account the amendment to the Plan, there remain 1,079,299 shares available for grant. Subject to stockholder approval, we plan to register the additional 900,000 shares authorized for issuance under the Plan on a Registration Statement on Form S-8. We are requesting stockholder approval of the amendment to the Plan with an increased aggregate share limit so that we can continue to utilize the Plan as an effective tool to attract, retain, and motivate high-quality employees, officers, and directors.

        Below is the status of all Company stock plans as of April 5, 2013:

Plan Category	Number of Securities
Outstanding options/SARs under all Company stock plans:	0
Total full value shares outstanding and unvested under all Company stock plans:	348,952
Shares remaining available for grant under all Company stock plans:	179,299

Attract and Retain Talent.

        A talented, motivated and effective management team and workforce are essential to our future success. We cannot afford to lose existing and prospective talent to competitors in our industry and other companies that may have more flexibility to offer competitive compensation arrangements, especially in the form of equity. We have strived to use the Plan resources effectively and maintain an appropriate balance between stockholder interests and the ability to attract, retain, and reward employees, officers, and directors who are vital to our long-term success.

Avoid Disruption in Compensation Programs and Volatility in Reported Earnings.

        If the shares available for award under the Plan are insufficient to implement our compensation philosophy and incentive compensation programs, which are heavily oriented towards equity, we could be required to restructure existing compensation programs throughout the Company for reasons not related to the achievement of our business objectives. To remain competitive, it will likely be necessary to replace components of incentive compensation that would have been awarded in equity with cash, or with other instruments that may not align employee interests with those of stockholders as well as equity awards would have. Replacing equity with cash could increase compensation expense.

Honor Our Commitment to Performance-Based Compensation.

        In 2012, all of the long-term incentive compensation granted to our executives is performance-based and vests on a long-term basis. We believe that such performance-based equity compensation rewards performance and continued employment over more than one year.

Implement Sound Equity Compensation Practices.

        Consistent with our compensation philosophy, we are also mindful that equity grants dilute stockholder equity and must therefore be used judiciously. For this reason, our equity programs favor the use of "full-value" awards as opposed to stock options. This can mitigate the potential dilutive effect of equity compensation because the same value can be delivered in the form of a stock award using fewer shares than would be needed if delivered in the form of a stock option.

        The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon is required to adopt the proposed amendment to the 2009 plan.

Summary of the 2009 Equity Incentive Plan

        Approval of this Item 4 will increase the number of shares authorized for grant by 900,000 but will not change any other provision of the Plan. The following summary of the Plan does not purport to be a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 4.3 to the Form S-8 filed by the Company with the SEC on July 27, 2009.

Eligibility

        The term "Awards" as used in this Item 4 of the Proxy Statement includes incentive stock options, non-statutory stock options, restricted awards, performance awards, and stock appreciation rights granted under the Plan. Our employees, consultants and directors and those of our affiliates are eligible for Awards, provided that incentive stock options may be granted only to employees. All other Awards, including non-statutory stock options, restricted awards, performance awards, and stock appreciation rights, may be granted to our employees, directors and consultants and those of our affiliates. Currently there are approximately 2,505 individuals who are eligible to participate in the Plan, but this number is subject to change from time to time. In addition, the maximum number of shares with respect to which Awards can be granted to any employee in any fiscal year is limited to 500,000 shares.

Administration of the Plan

        The Board shall administer the Plan, until the Board delegates the administration of the Plan to a committee. The Board has delegated the administration of the Plan to the Compensation Committee, who will administer the Plan with respect to Awards and to whom we refer as the "Administrator."

        The Administrator has the authority to:

  •
  construe and interpret the Plan and apply its provisions;

  •
  promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

  •
  authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

  •
  delegate its authority to one or more officers of the Company with respect to Awards that do not involve the Company's chief executive officer, or the four other highest compensated officers of the Company, or "insiders" within the meaning of Section 16 of the Exchange Act, subject to specified limits on the number of shares that may be granted pursuant to that delegation;

  •
  determine when Awards are to be granted under the Plan;

  •
  from time to time, select, subject to the limitations set forth in this Plan, those people to whom Awards shall be granted;

  •
  determine the number of shares of common stock to be made subject to each Award;

  •
  determine whether each option is to be an incentive stock option or a non-statutory stock option;

  •
  prescribe the terms and conditions of each award, including, without limitation, the exercise price and medium of payment, vesting provisions and right of repurchase provisions, and to specify the provisions of the award agreement relating to that grant or sale;

  •
  amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding award, subject to certain limitations;

  •
  determine the duration and purpose of leaves of absences which may be granted to a person without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to employees under the Company's employment policies;

  •
  make decisions with respect to outstanding options that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; and

  •
  exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan.

        The Administrator also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, stockholder approval shall be required before the repricing is effective.

Potential Dilution

        As shown in the table on page 30 of this Proxy Statement, at December 31, 2012, approximately 418,567 shares remained issuable under the Plan. The total number of shares of common stock currently available for issuance under the Plan, which includes (a) 900,000 newly authorized shares of common stock plus (b) 179,299 shares available for future issuance under the Plan, represent approximately 4.19% percent of the Company's outstanding shares on April 5, 2013.

        The "burn rate" measures the potential dilutive effect of our annual equity awards. Burn rate expresses the amount of stock awards a company grants annually relative to its number of common stock outstanding. The following table summarizes the burn rate of shares awarded under the 2009 Equity Incentive Plan for 2012, 2011, and 2010 and for the average of 2012, 2011, and 2010:

Shares Awarded Under 2009 Equity Incentive Plan	2012	2011	2010	2010 - 2012 Average
Service Based Restricted Shares Granted	126,183	145,342	146,079
Performance-Based Shares Earned	292,014	327,770	309,437

Total Shares Awarded Pursuant to 2009 Equity Incentive Plan	418,197	473,112	455,516
Basic Weighted Shares Outstanding	25,122,000	24,856,000	24,495,000
Burn Rate	1.66%	1.90%	1.86%	1.81%

Awards and Terms

        Types of Awards.    The following awards may be granted under the Plan: (i) options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code", (ii) non-statutory stock options not specifically authorized or qualified for favorable federal income tax consequences, (iii) restricted stock awards consisting of shares of common stock that are subject to a substantial risk of forfeiture (vesting) restriction for some period of time, (iv) unrestricted stock awards that are free of any vesting restrictions, (v) performance awards entitling the recipient to acquire shares of common stock or to vest in shares of common stock upon the attainment of specified performance goals and (vi) stock appreciation rights.

  Options.

  •
  Exercise Price—Subject to certain exceptions, the exercise price of an incentive stock option or a non-statutory stock option, which we refer to collectively as "options", shall be at least 100% of the fair market value of the common stock subject to that option on the date that option is granted, provided that the exercise price of an incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, or of any of our affiliates, shall be at least 110% of the fair market value of the common stock subject to that option on the date of grant.

  •
  Expiration Date—No option shall be exercisable after the expiration of ten years from the date it was granted, provided that an incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, or of any of our affiliates, shall not be exercisable after the expiration of five years from the date of grant.

  •
  Consideration—The exercise price for common stock acquired pursuant to an option shall be paid either (a) in cash or by certified or bank check at the time the option is exercised or (b) upon those terms as the Administrator shall approve. The exercise price may be paid: (i) by delivery to the Company of other common stock, duly endorsed for transfer to the Company, with a fair market value on the date of delivery equal to the exercise price due for the number of shares being acquired, or by means of attestation whereby the participant identifies for delivery specific shares of common stock that have been held for more than six months (or a longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) that have a fair market value on the date of attestation equal to the exercise price and receives a number of shares of common stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of common stock, which we refer to as a "Stock for Stock Exchange"; (ii) during any period for which the common stock is publicly traded, by a copy of instructions to a broker directing the broker to sell the common stock for which the option is exercised, and to remit to the Company the aggregate exercise price of the options; and (iii) in any other form of legal consideration that may be acceptable to the Administrator, including without limitation with a full-recourse promissory note, provided that during any period during which our common stock is publicly traded, an exercise with a promissory note or other transaction by a director or an executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by us, or our affiliates, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to any Award under the Plan.

  •
  Vesting—The options may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Administrator may provide for an acceleration of vesting and exercisability in the terms of any option agreement upon the occurrence of any specified event. Unless otherwise specified in the terms of the option agreement, each option will become exercisable at a rate of 25% per year over the four-year period commencing on the option's grant date.

  •
  Transferability—An incentive stock option is only transferable by will or by the laws of descent and distribution, and shall only be exercisable during the lifetime of the optionholder by the optionholder. A non-statutory stock option may be transferable to a permitted transferee upon written approval by the Administrator to the extent provided in the option agreement. If a non-statutory stock option does not provide for transferability, then the non-statutory stock option shall only be transferable by will or by the laws of descent and distribution, and shall only be exercisable during the lifetime of the optionholder by the optionholder.

  •
  Termination—Unless otherwise provided in an option agreement or in an employment agreement the terms of which have been approved by the Administrator, in the event an optionholder's continuous service with the Company or its affiliates terminates (other than upon the optionholder's death or disability or termination by the Company for cause), the optionholder may exercise his or her option (to the extent that the optionholder was entitled to exercise the option as of the date of termination) within that period of time ending on the earlier of (a) the date three months following the termination of the optionholder's continuous service, or (b) the expiration of the term of the option as set forth in the option agreement. Unless otherwise provided in an option agreement or in an employment agreement the terms of which have been approved by the Administrator, or subject to certain other exceptions set forth in the Plan, outstanding options that are not exercisable at the time an optionholder's continuous service terminates for any reason other than for cause (including an optionholder's death or disability) shall be forfeited and expire at the close of business on the date of the termination. If the optionholder's continuous service terminates for cause, all outstanding options shall be forfeited (whether or not vested) and expire as of the beginning of business on the date of the termination for cause.

  Restricted Awards.

  •
  Purchase Price—The Administrator shall determine the purchase price, if any, of the restricted awards, which may be stated as cash, property or prior services.

  •
  Consideration—The consideration for common stock acquired pursuant to a restricted award shall be paid either: (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property or a Stock for Stock Exchange, or prior services that the Administrator determines have a value at least equal to the fair market value of the common stock, provided that during any period during which our common stock is publicly traded, an exercise with a promissory note or other transaction by a director or an executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by us, or our affiliates, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to any Award under the Plan.

  •
  Vesting—Shares of common stock acquired under a restricted award may be subject to a restricted period that specifies a right of repurchase in favor of the Company in accordance with a vesting schedule to be determined by the Administrator, or forfeiture in the event the consideration was in the form of services. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any restricted award, at any time, including in the event a change in control occurs.

  •
  Transferability—Shares of common stock acquired under a restricted award shall not be transferable by the participant until that time as the shares vest and the restrictions imposed by the terms and conditions set forth in the award agreement lapse.

  •
  Termination—Unless otherwise provided in a restricted award agreement or in an employment agreement the terms of which have been approved by the Administrator, in the event a participant's continuous service terminates for any reason, the Company may exercise its right of repurchase or otherwise reacquire, or the participant shall forfeit the unvested portion of a restricted award acquired in consideration of prior or future services, and any or all of the shares of common stock held by the participant which have not vested as of the date of termination under the terms of the restricted award agreement shall be forfeited and the participant shall have no rights with respect to the award.

  Performance Awards

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  Performance goals—The Administrator in its sole discretion shall determine the performance goals applicable to each Award and the periods during which the performance is to be measured. Performance goals shall be based on a pre-established objective formula or standard that specifies the manner of determining the number of shares under the performance award that will be granted or will vest if the performance goal is attained. Performance goals shall meet the requirements of Section 162(m) of the Code.

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  Transferability—Performance awards and all rights with respect to a performance award may not be sold, assigned, transferred, pledged or otherwise encumbered.

  •
  Termination—A participant's rights in a performance award shall automatically terminate upon the participant's termination of employment (or business relationship) with the Company and its affiliates for any reason.

  •
  Acceleration—At any time prior to the participant's termination of employment (or other business relationship) by the Company or its affiliates, the Administrator may in its sole discretion accelerate, waive, or amend any or all of the goals, restrictions or conditions imposed under any performance award. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any performance award at any time, including in the event a change in control occurs.

  Stock Appreciation Rights

  •
  Restrictions on Grant—A stock appreciation right entitles the holder to receive the appreciation in the value of the common stock underlying the stock appreciation right. Stock appreciation rights may be granted alone, or provided certain requirements are met, in tandem with all or part of an option granted under the Plan. A stock appreciation right may only be granted if the stock appreciation right: (i) does not provide for the deferral of compensation within the meaning of Section 409A of the Code; or (ii) satisfies the requirements for nonqualified deferred compensation under Section 409A of the Code.

  •
  Exercise—The Administrator has discretion to settle the exercise of a stock appreciation right in stock or in cash. Generally, stock appreciation rights will be settled for stock and the participant shall have no right to receive a cash settlement. However, a participant may request that an exercise be settled in cash by a written request filed with the Company's Secretary during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following that date. Upon exercise of a stock appreciation right, the holder shall be entitled to receive from the Company, a number of shares of common stock, or in the discretion of the Administrator cash, with a value equal to the product of (i) the excess of the fair market value, on the date of the written request, of one share of common stock over the stock appreciation right exercise price per share specified in the stock appreciation right or its related option, multiplied by (ii) the number of shares for which the stock appreciation right shall be exercised.

  •
  Exercise Price—The exercise price of a stock appreciation right granted by itself shall be determined by the Administrator, but shall not be less than 100% of the fair market value of one share of common stock on the date of grant of the stock appreciation right. A stock appreciation right granted with or subsequent to the grant of an option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option.

        Term.    No award may be made under the Plan after April 6, 2019.

        Amendment of the Plan.    The Board of Directors may at any time amend or terminate the Plan, subject to approval by our stockholders to the extent stockholder approval is necessary under any applicable law or any NASDAQ listing standards. Subject to certain exceptions, an amendment of the Plan shall not impair the rights under any award granted before an amendment of the Plan unless (a) we request the consent of the participants under the Plan and (b) the participants consent in writing. However, the cancellation of an Award in exchange for cash equal to the fair market value of vested stock, or, in the case of options, the difference between the fair market value and the exercise price of the vested options that are subject to exercise, shall not be an impairment that requires consent.

        Amendment of Awards.    The Administrator may at any time amend the terms of one or more Awards, provided that the Administrator may not effect any amendment which would otherwise constitute an impairment of the rights under any award unless (a) the Company requests the consent of the participant and (b) the participant consents in writing. However, the cancellation of an Award in exchange for cash equal to the fair market value of vested stock, or, in the case of options, the difference between the fair market value and the exercise price of the vested options that are subject to exercise, shall not be an impairment that requires consent.

Federal Income Tax Consequences of the Plan

        The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise, and vesting of awards under the Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

        Options.    The Code requires that, for treatment of an option as an incentive stock option, common stock acquired through the exercise of the option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise between the exercise price and the then current fair market value of the common stock will be an item of tax preference, which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount generally will be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an option that otherwise qualifies as an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-statutory stock option for federal income tax purposes.

        A participant will not realize any income upon grant of a non-statutory stock option. Upon the exercise of a non-statutory stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the exercise price paid at the time of exercise. The Company will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock.    A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock Units.    A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares

(or the amount of cash) the participant actually receives with respect to the award. The Company will be able to deduct the amount of taxable compensation to the participant for federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Stock Appreciation Rights.    A participant will not realize any income upon grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the stock appreciation right. The Company will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Section 162(m).    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation exceeding $1 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The Plan is intended to satisfy an exception with respect to grants of options and stock appreciation rights to such covered employees. In addition, the Plan is designed to permit granting of restricted stock and restricted stock units as performance awards intended to qualify under the "performance-based compensation" exception to Section 162(m) of the Code. However, the Company reserves the authority to award non-deductible compensation as it deems appropriate.

        Section 280G.    Awards that are granted, accelerated, or enhanced contingent upon the occurrence of a change in control of the Company may give rise, in whole or in part, to "excess parachute payments" within the meaning of Section 280G of the Code and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax on the participant. The Plan provides the Administrator discretion to provide for acceleration of awards upon a change in control.

New Plan Benefits

        Awards under the Plan are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on shareholder approval of the amendment to the Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, directors or employees under the Plan.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR 2009 EQUITY INCENTIVE PLAN TO AUTHORIZE ADDITIONAL SHARES FOR ISSUANCE THEREUNDER.

ON BEHALF OF THE BOARD OF DIRECTORS

Peter F. Collins
Chief Financial Officer and Assistant Secretary

April 22, 2013
2263 E. Vernon Avenue
Vernon, California 90058

ANNUAL MEETING OF STOCKHOLDERS
OF
TRUE RELIGION APPAREL, INC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL
The Notice of Meeting, proxy statement and proxy card
are available at http://www.truereligionbrandjeans.com/proxy.

Please sign, date and mail your proxy card in the
envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.              To elect directors to hold office until the 2014 annual meeting of stockholders or until their successors are elected.

NOMINEES:
☐ FOR ALL NOMINEES LISTED	☐ Marcello Bottoli	☐ Joseph Coulombe
	☐ G. Louis Graziadio, III	☐ Robert L. Harris, II
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Seth R. Johnson	☐ Mark S. Maron

☐ FOR ALL EXCEPT (see instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here:  ☒

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	An advisory vote approving the compensation of our named executive officers.	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To approve an amendment to the 2009 Equity Incentive Plan to authorize additional shares for issuance thereunder.	☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof.  With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2013, (B) THE ACCOMPANYING PROXY STATEMENT AND (C) THE ANNUAL REPORT OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2012.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED “FOR” THE SIX NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED ABOVE, AND “FOR” PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4.  IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:      Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

FORM OF PROXY CARD

TRUE RELIGION APPAREL, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned herby appoints Lynne Koplin and Peter F. Collins, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of True Religion Apparel, Inc. to be held on Wednesday, May 22, 2013 at 10:00 a.m. local time, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side.

(Continued and to be signed on the reverse side.)